TELSCAPE INTERNATIONAL, INC. AND POINTE COMMUNICATIONS CORPORATION
                          ANNOUNCE COMPLETION OF MERGER

Business  Wire  -  June  05,  2000  12:35

ATLANTA--(BUSINESS  WIRE)--June  5,  2000--Telscape International, Inc. (NASDAQ:
TSCPD) ("Telscape") and Pointe Communications Corporation (NASDAQ OTC BB: PCOM) ("PointeCom") today jointly announced the completion of the merger of the two companies. According to the terms of the merger, which is an all stock transaction, each share of PointeCom will be exchanged for .223514 shares of Telscape common stock. The surviving company, Telscape, will commence trading on Monday, June 5, 2000, under the ticker symbol "TSCPD" for a period of twenty
(20) trading days. Following the completion of this twenty day period, the symbol shall revert to "TSCP". Common shares of Telscape shall continue to be traded on the NASDAQ National Market System. Telscape will be headquartered in Atlanta, Georgia.

Telscape International, Inc. is a U.S.-based, fully integrated communications company. The Company, combined with the acquisition of Pointe Communications Corporation, supplies CLEC, video, data, prepaid calling and Internet services between Latin America and Hispanic communities throughout the United States. Telscape has built and is currently implementing the operation of a state-of-the-art fiber optic network in Mexico that will reach the vast majority of the Mexican population. The Company also owns and operates satellite teleport facilities in Silicon Valley, Houston, Panama, Costa Rica, Venezuela, Nicaragua and El Salvador, which deliver an array of communications services to customers throughout North, Central and South America. In addition, the Company provides a full range of network solutions services and products in Mexico to major public and private sector customers. Telscape's corporate headquarters are located in Atlanta, Georgia.

Note: Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties including, without limitation, risks related to market acceptance of and demand for the Company's products and services by customers, continued relationships with and pricing dependence for third party suppliers, and continuity of existing government regulations and policies. Statements with respect to acquisitions and continued trends are forward-looking and involve risks and uncertainties. Furthermore, the Company has significant operations in Mexico, subjecting the Company to certain political and commercial risk.

CONTACT:     Pointe  Communications  Corporation
             Stephen  E.  Raville,  Chairman/CEO
             770/432-6800
             or
             Strategic  Growth  International,  Inc.
             Richard  Cooper/Rob  Schatz
             516/829-7111


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